EXHIBIT 21.01
SOUTHWEST GAS HOLDINGS, INC.
LIST OF SUBSIDIARIES OF THE REGISTRANT
AT DECEMBER 31, 2019

SUBSIDIARY NAME	STATE OF INCORPORATION OR ORGANIZATION TYPE
Southwest Gas Holdings, Inc.	Delaware
Southwest Gas Utility Group, Inc.	California
Southwest Gas Corporation	California
Utility Financial Corp.	Nevada
The Southwest Companies	Nevada
Southwest Gas Transmission Company	Limited partnership between Southwest Gas Corporation and Utility Financial Corp.
Paiute Pipeline Company	Nevada
Carson Water Company	Nevada
Centuri Group, Inc.	Nevada
Centuri U.S. Division, Inc.	Nevada
Centuri Canada Division Inc.	Ontario, Canada
NPL Canada Ltd.	Ontario, Canada
W.S. Nicholls Construction Inc.	Ontario, Canada
NPL Construction Co.	Nevada
Canyon Pipeline Construction Inc.	Nevada
New England Utility Constructors, Inc.	Massachusetts
Linetec Services, LLC	Delaware